Investor Relations (303) 691-4350
Investor@aimco.com
Elizabeth Coalson
Vice President Investor Relations
(303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES SPECIAL DIVIDEND

DENVER, COLORADO — July 18, 2008

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that its Board of Directors has declared a special dividend payable to holders of its Class A Common Stock of $3.00 per share, or approximately $256 million in the aggregate. The dividend is payable on August 29, 2008, to stockholders of record on July 28, 2008, and Aimco’s Class A Common Stock will begin trading “ex-dividend” on July 24, 2008.

A portion of the special dividend in the amount of $0.60 per share represents payment of the regular dividend for the quarter ended June 30, 2008, and a portion represents an additional dividend payment in the amount of $2.40 per share associated with actual and projected taxable gains arising from property dispositions in 2008.

The special dividend will be payable in a combination of cash and additional shares of Class A Common Stock. The aggregate amount of cash payable to stockholders in the special dividend, other than cash payable in lieu of fractional shares, will not exceed $51.3 million. Subject to this limitation on the aggregate amount of cash payable, stockholders will have the option to make an election to receive payment of the special dividend in cash or in shares, except that cash will be paid in lieu of fractional shares. Stockholders who do not make an election, or elect to receive the special dividend in all cash, will receive payment in the form of at least $0.60 per share in cash.

Aimco expects the special dividend to be a taxable dividend to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or shares. It therefore allows Aimco to satisfy its REIT distribution requirement while preserving cash for other corporate purposes, including share repurchases.

The number of shares issued in the special dividend will be calculated based on the average closing price per share of Aimco’s Class A Common Stock on the New York Stock Exchange on August 21 and 22, 2008. The number of shares issued in connection with the special dividend has not been contemplated in Aimco’s 2008 earnings guidance. Generally Accepted Accounting Principles require that all reported per share data for prior periods be adjusted to reflect the issuance of the shares and such adjustments will be reflected beginning with Aimco’s third quarter 2008 reported results.

A prospectus and election form will be filed with the Securities and Exchange Commission and will be mailed to stockholders of record promptly after July 28, 2008. The prospectus will describe in more detail the terms of the special dividend, including the ability of stockholders to elect to receive the special dividend in the form of cash or shares of Aimco’s Class A Common Stock, and a limitation on the aggregate amount of cash to be included in the special dividend. The cash or stock election must be exercised prior to 5:00 p.m. (EST) on August 20, 2008.

Registered stockholders with questions regarding the special dividend may call Computershare Trust Company, N.A., Aimco’s transfer agent, at (781) 575-2879 or (800) 733-5001. If your shares are held through a bank, broker or nominee, and you have questions regarding the special dividend, please contact such bank, broker or nominee, who will also be responsible for communicating to you the election information and submitting the election form on your behalf.

This press release does not constitute an offer of any securities for sale. This press release contains certain forward-looking statements. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors that are beyond the control of Aimco including, without limitation: national and local economic conditions; the general level of interest rates; the competitive environment in which Aimco operates; financing risks; real estate risks, including fluctuations in real estate values; acquisition and development risks; and litigation. Readers should carefully review the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is the largest owner and operator of apartment communities in the United States with 1,163 properties, including 202,337 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. Visit www.aimco.com for more information about Aimco.